UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

On January 31, 2011, Energy Partners, Ltd. (“EPL” or the “Company”) commenced a private offering of $210.0 million principal amount of its senior unsecured notes due 2018 (the “Notes”). Certain information contained in the preliminary offering memorandum dated January 31, 2011 relating to the proposed private offering of the Notes (the “Preliminary Offering Memorandum”) is set forth in this report below.

December 31, 2010 Proved Reserves

EPL’s proved reserves at December 31, 2010 stood at approximately 17.2 million barrels of oil and 61.3 billion cubic feet of natural gas, or 27.4 million barrels of oil equivalent (“Boe”). EPL’s proved reserves at December 31, 2010 were 63% oil and 37% natural gas, and 93% was classified as proved developed.

The proved reserves attributable to the shallow-water oil and natural gas interests (the “ASOP Properties”) to be acquired from Anglo-Suisse Offshore Partners, LLC (“ASOP”) pursuant to that certain Purchase and Sale Agreement (the “PSA”) the Company entered into with ASOP on January 13, 2011 (the “ASOP Acquisition”) at December 31, 2010 stood at approximately 6.8 million barrels of oil and 8.0 billion cubic feet of natural gas, or 8.1 million Boe. The proved reserves attributable to the ASOP Properties at December 31, 2010 were 84% oil and 16% natural gas, and 76% was classified as proved developed. The ASOP Acquisition is subject to a financing condition and other customary closing conditions. The Company expects to use the net proceeds of the proposed Notes offering to pay the purchase price for the ASOP Properties and to pay related transaction costs, as well as for general corporate purposes.

Certain of the ASOP Properties were subject to customary preferential purchase rights as a result of the ASOP Acquisition. On January 28, 2011, a third party exercised its preferential purchase right with respect to one well located in the West Delta 29 field. As a result, this well (the “Excluded Well”) will be sold by ASOP to the third party instead of to the Company, and the previously announced stated purchase price of $201.5 million will be reduced by the $819,000 that had been allocated to the Excluded Well in the PSA, for a net purchase price of $200.7 million. The purchase price is subject to customary adjustments to reflect the economic effective date of January 1, 2011. The preferential purchase period for each other ASOP Property that was subject to preferential purchase rights has expired. The 24 thousand Boe of proved reserves attributable to the Excluded Well represent less than 0.3% of the proved reserves of the ASOP Properties as of December 31, 2010.

After giving effect to the ASOP Acquisition, EPL’s proved reserves on a pro forma basis at December 31, 2010 would have been approximately 24.0 million barrels of oil and 69.2 billion cubic feet of natural gas, or 35.5 million Boe. On a pro forma basis, EPL’s proved reserves at December 31, 2010 would have been 68% oil and 32% natural gas, and 89% would have been classified as proved developed.

The present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2010 using a discount rate of 10% (PV-10) was approximately $413.1 million as calculated in accordance with the new SEC guidelines and pricing. After giving effect to the ASOP Acquisition, the PV-10 of the Company’s estimated proved oil and natural gas reserves at the end of 2010 on a pro forma basis would have been $632.4 million. The December 31, 2010 PV-10 calculations used an oil price based on the NYMEX WTI of $75.96 per barrel of oil and a natural gas price based on the NYMEX Henry Hub of $4.38 per Mcf, held constant for the life of the reserves, computed in accordance with ASC 932, based on the unweighted, arithmetic average of the closing commodity price on the first day of each of the twelve months during the fiscal year. Using NYMEX forward prices as of January 25, 2011, the PV-10 of the Company’s estimated proved reserves at the end of 2010 would have been approximately $568.8 million. After giving effect to the ASOP Acquisition, the PV-10 of the Company’s estimated proved reserves at the end of 2010 would have been approximately $855.8 million.

PV-10 is a non-GAAP financial measure as defined by the SEC. The Company believes that the presentation of PV-10 is relevant and useful to its investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to the Company’s proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, the Company’s calculation may not be comparable to those of its competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. A discussion of standardized measure as of December 31, 2010 is not included in this report or in the Preliminary Offering Memorandum because preparation of such data requires information about the tax basis of oil and natural gas properties, which, in the case of EPL, is not yet determinable for December 31, 2010 as of the date of this report. Tax bases in the ASOP Properties will be determined subsequent to the closing of the ASOP Acquisition and will be based on the estimated fair values of the assets acquired as determined by expert valuation consultants whose work has not yet commenced. As a result, neither the determination of standardized measure or a reasonable estimate thereof is practicable at this time.

All of the Company’s proved reserve figures are based upon third party engineering estimates prepared by either Netherland, Sewell & Associates, Inc. or Ryder Scott Company, L.P. The proved reserve figures for the ASOP Properties are based upon third party engineering estimates prepared by Netherland, Sewell & Associates, Inc.

Production and Price Realizations

Production for the fourth quarter of 2010 averaged 11,524 Boe per day. Oil production averaged 5,764 barrels of oil per day, and natural gas production averaged 34.6 million cubic feet per day. Fourth quarter 2010 production volumes were 16% lower, on a barrel equivalent basis, than fourth quarter 2009 production volumes of 13,712 Boe per day, primarily as a result of decreased gas production as we focus our capital budget towards oil. Price realizations, all of which are stated before the impact of derivative instruments, averaged $80.36 per barrel of oil and $3.78 per thousand cubic feet of natural gas in the fourth quarter of 2010, compared to $68.03 per barrel of oil and $4.42 per million cubic feet of natural gas in the fourth quarter of 2009.

2011 Capital Budget

On January 27, 2011, EPL’s Board of Directors approved an initial 2011 capital development and exploration budget of approximately $100.0 million, $80.0 million of which is allocated to development and $20.0 million of which is allocated to exploration. In addition, the Company’s capital budget includes an additional $10.0 million to $25.0 million for development projects within the ASOP Properties. The Company’s key areas of operation and its plans for future exploration and development activities do not include any deepwater areas.

EPL is furnishing the information contained in this report pursuant to Regulation FD as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, unless EPL specifically incorporates it by reference in a document filed under the Exchange Act or the Securities Act. By filing this report on Form 8-K and furnishing this information, EPL makes no admission as to the materiality of any information in this report or that any such information includes material investor information that is not otherwise publicly available.

The information contained in this report is intended to be considered in the context of EPL’s SEC filings and other public announcements that EPL may make, by press release or otherwise, from time to time. EPL disclaims any current intention to revise or update the information contained in this report, although EPL may do so from time to time as our management believes is warranted. Any such updating may be made through the furnishing or filing of other reports or documents with the SEC, through press releases or through other public disclosure.

The information contained in this report is neither an offer to sell nor the solicitation of an offer to buy any of the Notes. The Notes that the Company intends to offer will not be registered under the Securities Act, or applicable state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2011

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

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